EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-200150) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan and 2003 Omnibus Stock Plan of GI Dynamics, Inc. and Subsidiaries, and

(2)	Registration Statement (Form S-8 No. 333-204212) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan of GI Dynamics, Inc. and Subsidiaries;

of our report dated March 30, 2016, with respect to the consolidated financial statements of GI Dynamics, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2016